UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

    Under the Securities Exchange Act of 1934

     Amendment No(.)*

    Genpact LTD

     (Name of Issuer)

    Common Stock

     (Title of Class of Securities)

     G3922B107

     (CUSIP Number)

    12/31/2007

     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[]

Rule 13d-1(b)

[ ]

Rule 13d-1(c)

[X ]

Rule 13d-1(d)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
       Wachovia Corporation 56-0898180

(Formerly named First Union Corporation)

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

North Carolina

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

0

6.

       Shared Voting Power

13884482

7.

       Sole Dispositive Power

0

8.

       Shared Dispositive Power

13886182

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
13887082

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 6.49%

12.

       Type of Reporting Person (See Instructions)

       Parent Holding Company (HC)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        A.G. Edwards, Inc.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

Delaware

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

0

6.

       Shared Voting Power

13835775

7.

       Sole Dispositive Power

0

8.

       Shared Dispositive Power

13835775

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
13835775

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 6.47%

12.

       Type of Reporting Person (See Instructions)
        Corporation (CO)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        Everen Capital Corporation.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

Delaware

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

0

6.

       Shared Voting Power

13835775

7.

       Sole Dispositive Power

0

8.

       Shared Dispositive Power

13835775

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
13835775

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 6.47%

12.

       Type of Reporting Person (See Instructions)

       Corporation (CO)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        Wachovia Investment Holdings, LLC
..

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

Delaware

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

0

6.

       Shared Voting Power

13835775

7.

       Sole Dispositive Power

0

8.

       Shared Dispositive Power

13835775

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
13835775

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 6.47%

12.

       Type of Reporting Person (See Instructions)

       Corporation (CO)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        WIH Holdings, LLC
..

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

Mauritius

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

13835775

6.

       Shared Voting Power

0

7.

       Sole Dispositive Power

13835775

8.

       Shared Dispositive Power

0

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
13835775

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 6.47%

12.

       Type of Reporting Person (See Instructions)

       Corporation (CO)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        Wachovia Bank, National Association
..

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

North Carolin

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

30878

6.

       Shared Voting Power

0

7.

       Sole Dispositive Power

20978

8.

       Shared Dispositive Power

11100

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
32978

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 0.02%

12.

       Type of Reporting Person (See Instructions)

       Bank (BK)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        Wachovia Securities, LLC
..

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

ST. Louis, MO

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

1089

6.

       Shared Voting Power

0

7.

       Sole Dispositive Power

1089

8.

       Shared Dispositive Power

0

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
1089

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 0.0005%

12.

       Type of Reporting Person (See Instructions)

       Investment Adviser (IA)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        Evergreen Investment Management Company, LLC .

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

North Carolina

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

6120

6.

       Shared Voting Power

0

7.

       Sole Dispositive Power

6120

8.

       Shared Dispositive Power

0

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
6120

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 0.0029%

12.

       Type of Reporting Person (See Instructions)

       Investment Adviser (IA)

      CUSIP No. G3922B107

1.

       Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
        Calibre Advisory Services, Inc.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

       SEC Use Only

4.

       Citizenship or Place of Organization

Waltham, MA

       Number of
       Shares
       Beneficially
       Owned by
       Each Reporting
Person With

5.

       Sole Voting Power

10620

6.

       Shared Voting Power

0

7.

       Sole Dispositive Power

11120

8.

       Shared Dispositive Power

0

9.

      Aggregate Amount Beneficially Owned by Each Reporting Person.
11120

10.

      Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 0.0052%

12.

       Type of Reporting Person (See Instructions)

       Investment Adviser (IA)

Item 1.

(a)

       Name of Issuer
        Genpact LTD

(b)
    Address of Issuer's Principal
      Executive Offices

     22 Victoria Street

      Hamilton, Bermuda

Item 2.

(a)

Name of Person Filing

       Wachovia Corporation

       A.G. Edwards, Inc.

       Everen Capital Corporation

       Wachovia Investment Holdings, LLC

       WIH Holdings, LLC

       Wachovia Bank, National Association

       Wachovia Securities, LLC

       Evergreen Investment Management Company, LLC

       Calibre Advisory Services, Inc.

 A.G. Edwards, Inc., Everen Capital Corporation, Wachovia Investment Holdings, LLC, WIH Holdings, LLC, Wachovia Bank, N. A., Wachovia Securities, LLC, Evergreen Investment Management Company, LLC, and Calibre Advisory Services, Inc. are subsidiaries of Wachovia Corporation.

(b)

       Address of Principal Business Office or, if none, Residence

        One Wachovia Center
       Charlotte, North Carolina 28288-0137

(c)

Citizenship

 A.G. Edwards, Inc.

       Delaware

  Everen Capital Corporation

 Delaware

 Wachovia Investment Holdings, LLC

 Delaware

       WIH Holdings, LLC

 Mauritius

       Wachovia Bank, National Association

  North Carolina

       Wachovia Securities, LLC

Missouri

       Evergreen Investment Management Company, LLC
  Massachusetts

       Calibre Advisory Services, Inc.

 Massachusetts

(d)

       Title of Class of Securities
       Common Stock

(e)

       CUSIP Number

929903102

Item 3.

        If this statement is filed pursuant to sections 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:

(a)

[ ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[ ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[ ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[ ]

      Investment company registered under section 8 of the Investment Company Act of
1940 (15 U.S.C 80a-8).

(e)

[ ]

An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

(f)

[ ]

      An employee benefit plan or endowment fund in accordance with section
240.13d-1(b)(1)(ii)(F);

(g)

[ ]

      A parent holding company or control person in accordance with section
240.13d-1(b)(1)(ii)(G);

(h)

[ ]

      A savings associations as defined in Section 3(b) of the Federal Deposit
Insurance Act (12 U.S.C. 1813);

(i)

[ ]

      A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[ ]

Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.

Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

       Amount beneficially owned: 13887082

(b)

       Percent of class: 6.49%.
.

(c)

Number of shares as to which the person has:

(i)

       Sole power to vote or to direct the vote
       0
.

(ii)

       Shared power to vote or to direct the vote
       13884482
.

(iii)

       Sole power to dispose or to direct the disposition of 0
.

(iv)

       Shared power to dispose or to direct the disposition of 13989182
.

Item 5.

Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.

        Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

       Not Applicable.

Item 8.

Identification and Classification of Members of the Group

Not Applicable.

Item 9.

Notice of Dissolution of Group

       Not Applicable.

Item 10.

Certification

(a)

The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       October 1, 2008
       Date

       Signature
       Mingming Jang

        Vice President

Name/Title